EXHIBIT 99.1

NetSol Technologies Announces Closing of $5.8 Million Public Offering

CALABASAS, Calif., March 7, 2012 (GLOBE NEWSWIRE) -- NetSol Technologies, Inc. (Nasdaq:NTWK), a worldwide provider of global IT and enterprise application solutions, announced today that it closed the previously announced offering of 14,500,000 shares at a public offering price of $0.40 per share. NetSol anticipates using the net proceeds from the offering for working capital and other general corporate purposes, which may include product development costs, marketing and sales, repayment of debt and expansion of NetSol's development capabilities.

Aegis Capital Corp. acted as sole book-running manager for the offering.

The securities described above are being offered by NetSol pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the "SEC"), which the SEC declared effective on January 26, 2012. A final prospectus supplement related to the offering was filed with the SEC and is available on the SEC's website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 11th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About NetSol Technologies Inc.

NetSol Technologies, Inc. (www.netsoltech.com) is a worldwide provider of global IT and enterprise application solutions that include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets. Headquartered in Calabasas, Calif., NetSol's product and services offerings have achieved ISO 9001, ISO 20000, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by only 178 companies worldwide. The company's clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. NetSol has delivery and support locations in San Francisco, London, Beijing, Bangkok, Lahore, Adelaide and Riyadh.

The NetSol Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9832

Forward-Looking Statements

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from NetSol's expectations. Additional information concerning risk factors is contained from time to time in NetSol's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. NetSol expressly disclaims any obligation to update the information contained in this release.